EXHIBIT 99.1

GLOBAL CROSSING AND ASIA GLOBAL CROSSING REALIGN TOP LEADERSHIP JOBS

•	John Legere to devote full time to Global Crossing CEO role

•	Vice Chairman Jack Scanlon to assume top exec functions at Asia Global Crossing

•	Bill Barney appointed president and COO of Asia Global Crossing

Hamilton, Bermuda — January 11, 2002 — Global Crossing (NYSE: GX) and Asia Global Crossing (NYSE:AX) today announced that John Legere, who formerly held the position of chief executive officer of both companies, will no longer serve as Asia Global Crossing’s CEO, but will focus on the success of Global Crossing. John M. (Jack) Scanlon, vice chairman of Asia Global Crossing, will assume the responsibilities of CEO. William “Bill” Barney, currently president of business services at Asia Global Crossing, will become that company’s president and chief operating officer and will report to Jack Scanlon. John Legere will continue to serve as a director of Asia Global Crossing.

“John Legere has led Asia Global Crossing through a series of successes,” said Gary Winnick, chairman of both the Global Crossing and Asia Global Crossing boards of directors. “In just two years, Asia Global Crossing has experienced dramatic growth. Its latest fiber-optic cable landing now links Singapore to more than 200 cities and 27 countries worldwide, including Hong Kong, Japan, Taiwan and Korea in Asia. We now have operational ventures in major cities throughout Asia. Global Crossing and Asia Global Crossing work together to operate an unparalleled global fiber-optic network and John’s leadership at Global Crossing will continue to benefit both companies.”

Prior to joining Asia Global Crossing, Legere was senior vice president of Dell Computer Corporation and president for Dell’s operations in Europe, the Middle East and Africa and president, Asia-Pacific for Dell from 1998 until February 2000. From April 1994 to November 1997, he was president and chief executive officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, he was president of worldwide outsourcing of AT&T solutions.

Scanlon has been vice chairman of the Asia Global Crossing board of directors since 1999 and served as chief executive officer from November 1999 to February 2000. He was a director of Global Crossing from April 1998 to June 2001 and was its chief executive officer from April 1998 to February 1999. Before joining Global Crossing, Scanlon was president and general manager of the Cellular Networks and Space Sector of Motorola, Inc. and had been affiliated with Motorola since 1990.

Before starting his position as Asia Global Crossing’s president of business services, Barney served as president, Asia Pacific at WorldCom and as vice president of marketing operations at GlobalOne, responsible for managing operations in the Middle East, South Asia, and Africa.

ABOUT GLOBAL CROSSING

Global Crossing Ltd. (NYSE: GX) provides telecommunications solutions over the world’s first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas, Europe, and provides services in Asia through its subsidiary, Asia Global Crossing (NYSE: AX). Global Crossing provides integrated telecommunications solutions, including network outsourcing, to large global enterprises. Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information.

ABOUT ASIA GLOBAL CROSSING

Asia Global Crossing (NYSE: AX), a public company whose largest shareholders include Global Crossing (NYSE: GX), Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which, in combination with the worldwide Global Crossing Network, will provide the Asia Pacific region with seamless access to major business centers worldwide. As part of its strategy to provide city-to-city connectivity, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Each of Global Crossing and Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Press Contacts
Dan Coulter — Global Crossing
+ 1 973 410 5810
daniel.coulter@globalcrossing.com

Sui Ling Cheah — Asia Global Crossing
Beverly Hills
+1 310 385 5283
Sui.Ling.Cheah@AsiaGlobalCrossing.com

Selene Lo — Asia Global Crossing
+ 852-2121-2936
selene.lo@asiaglobalcrossing.com

Analysts/Investors Contacts
Ken Simril — Global Crossing
+ 1 310 385 5200
investors@globalcrossing.com

Asia Global Crossing Investor Relations
Los Angeles, CA
+1 310 385 5283